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                                                                   Exhibit 16


April 22, 2005


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for the Worthington Industries, Inc. Deferred Profit Sharing Plan (the "Plan") and, under the date of June 11, 2004, we reported on the statement of net assets available for benefits and the related statement of changes in net assets available for benefits of the Plan as of and for the year ended December 31, 2003. On April 18, 2005, we resigned. We have read the Plan's statements included under Item 4.01 of its Form 8-K dated April 22, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Plan's statements that the Administrative Committee which administers the Plan, approved the appointment of Meaden & Moore for the Plan effective as of April 18, 2005 and that Meaden & Moore was not consulted regarding the application of accounting principles to a specified transaction, either completed or proposed, in respect of the Plan or regarding any other matters or events set forth in Items 304(a)(2)(i) and 304(a)(2)(ii) of SEC Regulation S-K as they may relate to the Plan.

Very truly yours,

/s/KPMG LLP

KPMG LLP


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